 KATY NEWS
FOR IMMEDIATE RELEASE

KATY INDUSTRIES, INC.
REPORTS 2010 SECOND QUARTER RESULTS

BRIDGETON, MO – August 11, 2010 – Katy Industries, Inc. (OTC BB: KATY) today reported net income in the second quarter of 2010 of $1.5 million, or $0.06 per diluted share, versus a net loss of $0.5 million, or $0.07 per diluted share, in the second quarter of 2009.  Operating loss in accordance with GAAP was $0.6 million, or 1.6% of net sales, in the second quarter of 2010, compared to $0.8 million, or 2.1% of net sales, in the same period in 2009.  Excluding the non-cash impact of an adjustment to our LIFO reserves in both quarters, operating loss would have been $0.5 million in the second quarter of 2010, versus an operating loss of $0.9 million in the second quarter of 2009.

Financial highlights for the second quarter of 2010, as compared to the same period in the prior year, included:

•
Net sales in the second quarter of 2010 were $38.6 million, an increase of $1.0 million, or 2.5%, compared to the same period in 2009.  This increase was a result of two more shipping days in the quarter (64 days in the three months ended July 2, 2010 versus 62 days in the three months ended July 3, 2009).

•
Gross margin was 14.4% in the second quarter of 2010, a decrease from 16.4% in the second quarter of 2009.  Gross margin was impacted by an unfavorable variance in our LIFO adjustment of $0.2 million resulting from an increase in resin prices.  Excluding the LIFO adjustment, gross margin would have decreased 1.4 percentage points from the second quarter of 2009.  The decrease was primarily a result of higher resin prices.

•
Selling, general and administrative expenses were $1.0 million lower in the second quarter of 2010 than in the second quarter of 2009.  The decrease was primarily due to prior year expenses associated with the transition and hiring of executive level personnel and a decrease in self-insurance accruals.

During the second quarter of 2010, Katy reported expense from severance, restructuring and related charges of $0.3 million associated with the Company’s intent to close its Wilen facility in Atlanta, Georgia and relocate the manufacturing and distribution functions to Bridgeton, Missouri.

Other income during the second quarter of 2010 consists of a $2.1 million gain recognized from a settlement of an existing obligation due to Pentland USA, Inc. (“Pentland”) and $0.3 million in proceeds from the sale of process technology, partially offset by a $0.1 million loss on foreign exchange.

Katy also reported a net loss for the six months ended July 2, 2010 of $0.7 million, or $0.08 per diluted share, versus a net loss of $3.0 million, or $0.37 per diluted share, for the six months ended July 3, 2009.  Operating loss in accordance with GAAP was $2.7 million, or 3.7% of net sales, for the six months ended July 2, 2010, compared to $2.8 million, or 3.9% of net sales, in the same period in 2009.  Excluding the non-cash impact of an adjustment to our LIFO reserves in both periods, operating loss would have been $2.2 million for the six months ended July 2, 2010, versus an operating loss of $4.1 million for the same period of 2009.

Financial highlights for the six months ended July 2, 2010, as compared to the six months ended July 3, 2009, included:

•	Net sales for the six months ended July 2, 2010 were $72.5 million, a decrease of $0.3 million, or 0.4%, compared to the same period in 2009.

•
Gross margin was 13.2% for the six months ended July 2, 2010, versus 15.6% for the same period in 2009.  Gross margin was impacted by an unfavorable variance in our LIFO adjustment of $1.8 million resulting from an increase in resin prices.  Excluding the LIFO adjustment, gross margin would have increased 0.1 percentage points from the six months ended July 3, 2009.  The increase was despite the rise in resin prices and was a result of improvements in productivity, including the related impact on material costs and scrap reduction, as well as better sourcing results from lower cost countries.

•
Selling, general and administrative expenses were $2.1 million lower for the six months ended July 2, 2010 than for the same period in 2009.  The decrease was primarily due to prior year expenses associated with the transition and hiring of executive level personnel and a decrease in self-insurance accruals.

During the six months ended July 2, 2010, Katy reported expense from severance, restructuring and related charges of $0.3 million associated with the Company’s intent to close its Wilen facility in Atlanta, Georgia and relocate the manufacturing and distribution functions to Bridgeton, Missouri.

Other income during the six months ended July 2, 2010 consists of a $2.1 million gain recognized from a settlement of an existing obligation due to Pentland and $0.3 million in proceeds from the sale of process technology.

Debt at July 2, 2010 was $25.0 million (66% of total capitalization), versus $15.8 million (54% of total capitalization) at December 31, 2009.  During the second quarter of 2010, the Company entered into a $33.2 million credit facility with PNC Bank, National Association.  The proceeds of the credit facility were used to repay the previous credit facility with Bank of America and pay fees and expenses associated with the negotiation and consummation of the new credit facility.  Debt levels increased during the first half of 2010 as a result of the refinancing with PNC Bank, National Association, a required cash collateralization payment of $3.1 million to Bank of America to secure outstanding letters of credit until they are transferred to PNC Bank, National Association, the payments to Pentland in the amount of $2.0 million, and an increase in accounts receivable.

Operations used $7.8 million of free cash flow during the six months ended July 2, 2010 compared to generating $2.4 million during the six months ended July 3, 2009.  The current year cash usage was a result of an increase in accounts receivable due to increased sales, the $3.1 million letter of credit cash collateralization payment to Bank of America, and the $2.0 million Pentland settlement payment, partially offset by an increase in accounts payable due to improved payment terms with certain vendors and the timing of resin purchases.  Free cash flow, a non-GAAP financial measure, is discussed further below.

 “Our second quarter results were satisfactory considering the current economic headwind,” stated David J. Feldman, Katy's President and Chief Executive Officer.  “We continue to make progress towards overall profitability and remain optimistic that our performance will continue to improve as the economy continues to stabilize.”

Non-GAAP Financial Measures
To provide transparency about measures of Katy’s financial performance which management considers most relevant, the Company supplements the reporting of Katy’s consolidated financial information under GAAP with a non-GAAP financial measure, Free Cash Flow.  Free Cash Flow is defined by Katy as cash flow from operating activities less capital expenditures. A reconciliation of this non-GAAP measure to a comparable GAAP measure is provided in the “Statements of Cash Flows” accompanying this press release. This non-GAAP financial measure should be considered in addition to, and not as a substitute or superior to, the other measures of financial performance prepared in accordance with GAAP. Using only the non-GAAP financial measure to analyze the Company’s performance would have material limitations because its calculation is based on the subjective determinations of management regarding the nature and classification of events and circumstances that investors may find material.  Management compensates for these limitations by utilizing both the GAAP and non-GAAP measures reflected below to understand and analyze the results of its business. Katy believes this measure is nonetheless useful to management and investors in measuring cash generated that is available for repayment of debt obligations, investment in growth through acquisitions, new business development and stock repurchases.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  Forward-looking statements include all statements of the Company’s plans, beliefs or expectations with respect to future events or developments and often may be identified by such words or phrases as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “may,” “should,” “will,” “continue,” “is subject to,” or similar expressions.  These forward-looking statements are based on the opinions and beliefs of Katy’s management, as well as assumptions made by, and information currently available to, the Company’s management.  Additionally, the forward-looking statements are based on Katy’s current expectations and projections about future events and trends affecting the financial condition of its business.  The forward-looking statements are subject to risks and uncertainties that may lead to results that differ materially from those expressed in any forward-looking statement made by the Company or on its behalf.  These risks and uncertainties include, without limitation, conditions in the general economy and in the markets served by the Company, including changes in the demand for its products; success of any restructuring or cost control efforts; an increase in interest rates; competitive factors, such as price pressures and the potential emergence of rival technologies; interruptions of suppliers’ operations or other causes affecting availability of component materials or finished goods at reasonable prices; changes in product mix, costs and yields; labor issues at the Company’s facilities or those of its suppliers; legal claims or other regulator actions; and other risks identified from time to time in the Company’s filings with the SEC, including its Report on Form 10-K for the year ended December 31, 2009. Katy undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Katy Industries, Inc. is a diversified corporation focused on the manufacture, import and distribution of commercial cleaning products and consumer home products.

Company contact:
Katy Industries, Inc.
James W. Shaffer
(314) 656-4321

KATY INDUSTRIES, INC. SUMMARY OF OPERATIONS - UNAUDITED
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	July 2,	July 3,	July 2,	July 3,
	2010	2009	2010	2009

Net sales	$38,634	$37,676	$72,473	$72,768
Cost of goods sold	33,067	31,488	62,904	61,443
Gross profit	5,567	6,188	9,569	11,325
Selling, general and administrative expenses	5,941	6,959	11,974	14,123
Severance, restructuring and related charges	255	-	255	-
Loss on sale or disposal of assets	-	12	-	12
Operating loss	(629)	(783)	(2,660)	(2,810)
Interest expense	(576)	(283)	(865)	(592)
Other, net	2,259	78	2,360	5
Income (loss) before income tax benefit	1,054	(988)	(1,165)	(3,397)
Income tax benefit	479	441	512	435
Net income (loss)	$1,533	$(547)	$(653)	$(2,962)

Net income (loss) per share of common stock:
Basic	$0.19	$(0.07)	$(0.08)	$(0.37)
Diluted	$0.06	$(0.07)	$(0.08)	$(0.37)

Weighted average common shares outstanding:
Basic	7,951	7,951	7,951	7,951
Diluted	27,052	7,951	7,951	7,951

Other Information:

LIFO adjustment expense (income)	$118	$(115)	$502	$(1,303)

KATY INDUSTRIES, INC. BALANCE SHEETS - UNAUDITED
(In thousands)

Assets	July 2,	December 31,
Current assets:	2010	2009
Cash	$1,220	$747
Accounts receivable, net	16,828	12,831
Inventories, net	16,076	16,195
Other current assets	3,897	1,144
Total current assets	38,021	30,917

Other assets:
Goodwill	665	665
Intangibles, net	3,754	4,010
Other	3,132	2,830
Total other assets	7,551	7,505

Property and equipment	101,638	101,435
Less: accumulated depreciation	(76,408)	(73,417)
Property and equipment, net	25,230	28,018

Total assets	$70,802	$66,440

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$11,768	$10,476
Book overdraft	770	1,285
Accrued expenses	14,391	16,866
Current maturities of long-term debt	1,212	6,899
Revolving credit agreement	16,907	8,856
Total current liabilities	45,048	44,382

Long-term debt, less current maturities	6,870	-
Other liabilities	6,028	8,739
Total liabilities	57,946	53,121

Stockholders' equity:
Convertible preferred stock	108,256	108,256
Common stock	9,822	9,822
Additional paid-in capital	27,376	27,246
Accumulated other comprehensive loss	(1,993)	(2,053)
Accumulated deficit	(109,168)	(108,515)
Treasury stock	(21,437)	(21,437)
Total stockholders' equity	12,856	13,319

Total liabilities and stockholders' equity	$70,802	$66,440

KATY INDUSTRIES, INC. STATEMENTS OF CASH FLOWS - UNAUDITED
(In thousands)
	Six Months Ended
	July 2,	July 3,
	2010	2009
Cash flows from operating activities:
Net loss	$(653)	$(2,962)
Depreciation and amortization	3,459	3,399
Write-off and amortization of debt issuance costs	363	191
Stock-based compensation	25	266
Loss on sale or disposal of assets	-	12
Gain on settlement of existing obligation	(2,100)	-
	1,094	906
Changes in operating assets and liabilities:
Accounts receivable	(4,019)	(3,148)
Inventories	97	3,632
Other assets	(2,892)	1,035
Accounts payable	1,301	1,812
Accrued expenses	(169)	232
Other	(2,805)	(1,689)
	(8,487)	1,874

Net cash (used in) provided by operating activities	(7,393)	2,780

Cash flows from investing activities:
Capital expenditures	(389)	(420)
Proceeds from sale of assets	-	2

Net cash used in investing activities	(389)	(418)

Cash flows from financing activities:
Net borrowings on revolving loans	8,059	47
Decrease in book overdraft	(515)	(1,450)
Proceeds from term loans	8,182	-
Repayments of term loans	(6,999)	(750)
Direct costs associated with debt facilities	(557)	-

Net cash provided by (used in) financing activities	8,170	(2,153)

Effect of exchange rate changes on cash	85	(22)
Net increase in cash	473	187
Cash, beginning of period	747	683
Cash, end of period	$1,220	$870

Reconciliation of free cash flow to GAAP Results:

Net cash (used in) provided by operating activities	$(7,393)	$2,780
Capital expenditures	(389)	(420)
Free cash flow	$(7,782)	$2,360